EXHIBIT 10.24
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Agreement”) is made as of May 12, 2006 (the “Effective Date”) by and between Artes Medical, Inc. (“Artes Medical” or the “Company”) and Stifel, Nicolaus & Company, Incorporated, as successor in interest to Legg Mason Wood Walker, Incorporated (“Stifel Nicolaus”).
RECITALS
     A. The Company and Legg Mason Wood Walker, Incorporated (“Legg Mason”) are parties to a letter agreement, dated on or about September 27, 2004, as amended pursuant to a letter agreement dated on or about September 28, 2005 (collectively, the “Legg Mason Agreement”).
     B. Subsequent to the last amendment of the Legg Mason Agreement, substantially all of Legg Mason’s Capital Markets business was acquired by Stifel Financial Corp. and, in connection with this transaction, the Legg Mason Agreement was assigned to Stifel Nicolaus.
     C. The Company is currently in the process of preparing a Registration Statement for a firm commitment underwritten public offering of its common stock pursuant to the Securities Act of 1933, as amended, in which Cowen and Company, LLC (“Cowen”) and Lazard Capital Markets LLC (“Lazard”) are serving as joint lead managing underwriters (the “2006 IPO”).
     D. Disputes have arisen between the parties regarding their respective rights and obligations under the Legg Mason Agreement. The parties hereto desire to terminate the Legg Mason Agreement and settle and resolve any disputes between them relating to the Legg Mason Agreement as of the date hereof upon the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual promises and covenants contained in the following paragraphs, the Company and Stifel Nicolaus agree as follows:
     1. Termination of Prior Agreement. Effective immediately, the Company and Stifel Nicolaus agree that the Legg Mason Agreement shall be terminated and canceled in its entirety and shall have no further force or effect. The parties hereto further agree that neither party shall have any ongoing obligations or rights under the Legg Mason Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company and Stifel Nicolaus expressly agree that: (a) no payments made to either Legg Mason or Stifel Nicolaus pursuant to the Legg Mason Agreement prior to the date hereof are refundable or subject to any credit, set-off, refund or counterclaim whatsoever, (b) Warrant No. LE-1, dated December 22, 2005, issued to Legg Mason to purchase 200,000 shares of the Company’s Series E Preferred Stock at an exercise price of $2.50 per share is validly issued, outstanding and enforceable against the Company in accordance with its terms, and (c) Sections II(F) (and the related Attachment A), IV(D) and IV(F) of the Legg Mason Agreement (the “Surviving Provisions”) shall remain in full force and effect and neither party has waived or released its rights or obligations thereunder.

     2. Termination Consideration. In consideration for Stifel Nicolaus’ agreement to terminate the Legg Mason Agreement as set forth in Section 1 above and its general release below, the Company agrees:
          (a) to pay Stifel Nicolaus $500,000 in cash within five days of the Effective Date; and
          (b) to offer Stifel Nicolaus the opportunity (if it so elects) to be included as a co-managing underwriter in the 2006 IPO at a minimum fixed participation level of 20% of the aggregate number of shares of the Company’s Common Stock to be offered in the 2006 IPO and to compensate Stifel Nicolaus for such minimum fixed participation level in accordance with the underwriting agreement to be entered into in connection with the 2006 IPO and otherwise on the same terms and conditions as the other underwriters participating in the 2006 IPO (including payment of expenses and fees).
          Stifel Nicolaus hereby agrees that the Company is under no obligation to complete the 2006 IPO; and the Company hereby agrees that Stifel Nicolaus is under no obligation to serve as a co-managing underwriter for the 2006 IPO. If Stifel Nicolaus elects to participate as an underwriter in the 2006 IPO, it agrees to provide customary services to the Company as a co-managing underwriter. The consideration payable to Stifel Nicolaus pursuant to subsection 2(b) above in connection with its service as an underwriter for the 2006 IPO will be set forth in a customary underwriting agreement to be entered into by the Company with the lead managing underwriters, Stifel Nicolaus and any other underwriter participating in the 2006 IPO. For purposes of clarity, Stifel Nicolaus shall only be entitled to compensation as an underwriter under Section 2(b) if the 2006 IPO is declared effective and the Company closes the 2006 IPO. If (i) the Company’s Board of Directors, acting in good faith in accordance with their fiduciary duties, determines by written consent or at a duly convened meeting of the Board of Directors that it would be in the best interests of the Company and its stockholders to stop pursing the 2006 IPO and the Company actually withdraws their registration statement or (ii) Cowen and Lazard both inform the Company in writing that they are unwilling to pursue the 2006 IPO, then Stifel Nicolaus shall have no further rights to serve as an underwriter or in any other capacity in connection with any subsequent underwritten public offering of the Company or any other transaction or financing pursued by the Company and shall not be entitled to any compensation or other consideration pursuant to Section 2(b).
     3. Releases and Representations and Warranties.
          (a) Release by Stifel Nicolaus. Subject to and conditioned upon the Company’s full compliance with the terms of this Agreement, including but not limited to Section 2 above, Stifel Nicolaus does hereby unconditionally, irrevocably and absolutely release, discharge, waive and relinquish any and all loss, liability, claims, demands, causes of action or suits of any kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, whether in law and/or in equity, related directly or indirectly, which Stifel Nicolaus now has or hereafter may be entitled to claim against Artes Medical or its owners, directors, officers, employees, representatives, agents, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister or subsidiary corporations or affiliates (collectively, “Artes Released Parties”), arising from or in connection with the Legg Mason Agreement and the transactions contemplated thereby; provided, however, that the foregoing release shall not apply to the Surviving Provisions or to any of the terms and provisions of this Agreement.
          (b) Release by Artes Medical. Subject to and conditioned upon Stifel Nicolaus’ full compliance with the terms of this Agreement, including but not limited to Section 2 above, Artes Medical does hereby unconditionally, irrevocably and absolutely release, discharge, waive and relinquish any and all loss, liability, claims, demands, causes of action or suits of any kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, whether in law and/or in equity, related directly or indirectly, which Artes Medical now has or hereafter may be entitled to claim against Stifel Nicolaus or its owners, directors, officers, employees, representatives, agents, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister or subsidiary corporations or affiliates (collectively, “Stifel Nicolaus Released Parties”), arising from or in connection with the Legg Mason Agreement and the transactions contemplated thereby; provided, however, that the foregoing release shall not apply to the Surviving Provisions or to any of the terms and provisions of this Agreement.
          (c) No Further Action. Stifel Nicolaus irrevocably and absolutely agrees that Stifel Nicolaus will not prosecute nor allow to be prosecuted on its behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, or in any foreign jurisdiction any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution by Stifel Nicolaus of this release, Artes Medical and the Artes Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Stifel Nicolaus related in any way to the matters discharged herein. Artes Medical irrevocably and absolutely agrees that Artes Medical will not prosecute nor allow to be prosecuted on its behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, or in any foreign jurisdiction any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution by Artes Medical of this release, Stifel Nicolaus and the Stifel Nicolaus Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Artes Medical related in any way to the matters discharged herein.
          (d) Section 1542 Waiver.
                    (i) Stifel Nicolaus hereby acknowledges and represents that it has been informed by its attorneys of, and is familiar with, Section 1542 of the Civil Code of the State of California, which reads as follows:
A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
                    Stifel Nicolaus hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code, if any, as presently in effect and as amended from time to time hereafter, and under any successor thereto, with respect to the matters released herein.

                    (ii) Artes Medical hereby acknowledges and represents that it has been informed by its attorneys of, and is familiar with, Section 1542 of the Civil Code as quoted above. Artes Medical hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code, if any, as presently in effect and as amended from time to time hereafter, and under any successor thereto, with respect to the matters released herein.
     4. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof, and such Agreement supersedes all previous oral and written and all contemporaneous oral negotiations, commitments and understandings. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.
     5. Waiver, Amendment and Modification. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     6. Representation by Parties. Each of the parties acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
     7. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     9. New York Law. Consistent with the Legg Mason Agreement, the parties agree that this Agreement and its terms shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflicts of laws.
     10. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	ARTES MEDICAL, INC.

	By:	/s/ Peter C. Wulff

Peter C. Wulff Chief Financial Officer

STIFEL NICOLAUS:	STIFEL, NICOLAUS & COMPANY, INCORPORATED

	By:	/s/ Richard J. Himelfarb

	Name:	Richard J. Himelfarb

	Title:	Executive Vice President

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